Exhibit 2.2

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

GREENLEAF FOREST PRODUCTS, INC., a Nevada Corporation

INTO

GREENLEAF FOREST PRODUCTS, INC., a Delaware Corporation

Greenleaf Forest Products, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST:

That it was organized as a Nevada corporation pursuant to the provisions of the Nevada Revised Statutes on September 7, 2005.

SECOND:

That it owns 100% of the outstanding shares of the capital stock of Greenleaf Forest Products, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on July 30, 2007.

THIRD:

That by written consent of its board of directors, dated August 2, 2007, determined to merge the corporation into said Greenleaf Forest Products, Inc. (Delaware), and did adopt the following resolutions:

RESOLVED, that this corporation, Greenleaf Forest Products, Inc. (Nevada), merges itself into Greenleaf Forest Products, Inc. (Delaware), which corporation assumes all of the obligations of Greenleaf Forest Products, Inc. (Nevada).

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Greenleaf Forest Products, Inc. (Nevada) shall receive 4.8295454 shares of the common stock of Greenleaf Forest Products, Inc. (Delaware) in exchange for each share of common stock of Greenleaf Forest Products, Inc. (Nevada) and shall have no further claims of any kind or nature; and all of the common stock of Greenleaf Forest Products, Inc. (Delaware) held by Greenleaf Forest Products, Inc. (Nevada) shall be surrendered and canceled.

FOURTH:

That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Greenleaf Forest Products, Inc. (Nevada), by written consent in lieu of a meeting of the stockholders.

FIFTH:

That the name of the surviving corporation shall be Greenleaf Forest Products, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 14th day of August, 2007.

By:	/s/ Michelle Maresova
Authorized Officer

Name:	Michelle Maresova
Print or Type

Title:	Chairman, President and CEO

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